Exhibit 99.1

News Release	Contact: Bruce Russell (310) 559-4955 x101

Cyanotech Names David L. Vied as a Director

KAILUA KONA, Hawaii (January 28, 2015) — David L. Vied of Los Angeles, CA has been elected as a Director by the Board of Directors of Cyanotech Corporation (Nasdaq Capital Market: CYAN). Mr. Vied was determined under Nasdaq rules to be an independent Director of the Board, which is now comprised of four independent directors and two managment directors.

“With his keen experience in management and corporate organization, David will round out the important expertise represented on our Board,” said Michael A. Davis, Chairman of the Board. “We look forward to his contributions as we continue to grow Cyanotech’s operations and sales.”

Mr. Vied, age 54, serves as the Global Sector Leader, Medical Devices & Diagnostics for Korn Ferry, a global leadership and talent advisory firm. Previous experience includes serving in leadership roles for other global recruiting and talent advisory firms. Previously, Mr. Vied was Director of Operations and Planning, and then Director of Human Resources for St. Jude Medical Europe in Brussels, Belgium. Mr. Vied received a B.A. degree in Communication Studies from California State University at Sacramento and a M.S. degree in Labor and Industrial Relations from the University of North Texas.

About Cyanotech — Cyanotech Corporation, a world leader in microalgae technology, produces BioAstin® Natural Astaxanthin and Hawaiian Spirulina Pacifica®—all natural, functional nutrients that leverage our experience and reputation for quality, building nutritional brands which promote health and well-being. Cyanotech's Spirulina products offer complete nutrition, and augment energy and immune response. They are FDA-reviewed and accepted as Generally Recognized as Safe (GRAS) for use in food products. BioAstin's superior antioxidant activity and ability to support and maintain a natural anti-inflammatory response enhance skin, muscle and joint health. All Cyanotech products are produced from microalgae grown at our 90-acre facility in Kona, Hawaii using patented and proprietary technology. Cyanotech sells its products direct to consumers at retail locations in the United States and online at www.nutrex-hawaii.com and also distributes to nutritional supplement, nutraceutical and cosmeceutical manufacturers and marketers worldwide and is GMP-certified by the Natural Products AssociationTM. Visit www.cyanotech.com for more information.

73-4460 Queen Kaahumanu Highway, #102 ~ Kailua-Kona, Hawaii 96740

(808) 326-1353 fax (808) 329-3597 ~ www.cyanotech.com